Exhibit (10)(k)(8)

AMENDMENT NO. 7
TO
ALLTEL CORPORATION PROFIT-SHARING PLAN
(January 1, 2002 Restatement)

WHEREAS, Alltel Corporation (the "Company") maintains the Alltel Corporation Profit-Sharing Plan, as amended and restated effective January 1, 2002, and as subsequently amended, (the "Plan"); and

WHEREAS, the Company desires further to amend the Plan;

NOW, THEREFORE, BE IT RESOLVED, that the Company hereby amends the Plan in the respects hereinafter set forth:

Part A

1. Effective for distributions made on or after March 28, 2005, Section 15.01(d) of the Plan is amended by replacing "$5,000 (or such other amount as is established by the Secretary of the Treasury pursuant to Section 411(a)(7)(B)(i) of the Code)" with "$1,000".

2. Effective for distributions made on or after March 28, 2005, Section 15.03(a) of the Plan is amended by replacing "$5,000 (or such other amount as is established by the Secretary of the Treasury pursuant to Section 411(a)(7)(B)(i) of the Code)" with "$1,000".

3. Effective for distributions made on or after March 28, 2005, Section 15.04 of the Plan is amended to provide as follows:

15.04	Small Benefit Cash-Out

Notwithstanding the preceding provisions of this Article XV, the vested Separate Account of a Participant shall be distributed in a single sum payment as soon as practicable following his Termination of Employment, if the value of his vested Separate Account as of the Valuation Date coinciding with or immediately preceding his Termination of Employment is $1,000 or less.

Notwithstanding the immediately preceding paragraph, a distributee the value of whose Separate Account does not exceed $1,000 as of the date on which he would otherwise receive distribution of such Separate Account and with respect to whom there may be an additional allocation under Section 13.03 and/or Section 13.04 following the Participant’s Normal Retirement, Early Retirement, or Termination of Employment by reason of death or Total and Permanent Disability shall be entitled to elect, in accordance with the procedures established by the Plan Administrator, to defer such payment until the last Employer Contribution for the Plan Year that includes the date of such Termination of Employment is made, in which case the determination of the value of his Separate Account for purposes of timing, amount and form of distribution hereunder shall be made as of the Valuation Date as of which the Employer Contribution for the Plan Year that includes the date of such Termination of Employment is allocated if distribution is made (or commenced) to the distributee prior to the next Valuation Date, and, otherwise, as of the Valuation Date coinciding with or immediately preceding the date as of which distribution is made or commenced.

4. Effective for distributions made on or after March 28, 2005, Section 16.03(b) of the Plan is amended by replacing "$5,000 (or such other amount as is established by the Secretary of the Treasury pursuant to Section 411(a)(7)(B)(i) of the Code)" with "$1,000".

5. Effective for distributions made on or after March 28, 2005, Section 16.03(c) of the Plan is amended by replacing "$5,000 (or such other amount as is established by the Secretary of the Treasury pursuant to Section 411(a)(7)(B)(i) of the Code)" with "$1,000".

Part B

6. Effective for the Plan Year beginning January 1, 2006, the last sentence of Section 13.01 of the Plan is amended to provide as follows:

In any event, the annual Employer Contribution so determined shall be an amount not less than 2% of the Compensation for the Plan Year of each Participant who is entitled to receive an allocation of the Employer Contribution for that Plan Year as determined under Section 13.04.

7. Effective with respect to Forfeitures occuring on or after January 1, 2006, Section 13.03 is amended to provide as follows:

13.03   Reserved.

8. Effective with respect to Forfeitures occuring on or after January 1, 2006, the last paragraph of Section 16.03 is amended to provide as follows:

Forfeitures shall be used for restoration purposes under Section 16.04 and to provide allocations under Section 13.03 and 13.04 for Eligible Employees for whom an allocation was erroneously omitted, if any. To the extent that Forfeitures are not used for the preceding purposes, the Forfeitures shall be used to pay administrative expenses of the Plan in accordance with Section 2.08, and to the extent Forfeitures are not exhausted by payment of administrative expenses, then the Forfeitures shall be applied against the Employer Contribution obligations of the Employer under Section 13.01.

Part C

9. Effective for periods beginning on or after April 22, 2005, the Plan is amended to change all references of "ALLTEL" to "Alltel".

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10. Effective as of August 1, 2005, a new subsection (ii) is added to Appendix B of the Plan to provide as follows:

(ii)       For an Employee who was an employee of Western Wireless Corporation ("Western Wireless") immediately prior to August 1, 2005, and became an
Employee on August 1, 2005, the Employee's period or periods of employment with Western Wireless prior to August 1, 2005.

11. Effective as of the Closing Date, as Closing Date is defined in the Exchange Agreement between Alltel Communications, Inc. and United States Cellular Corporation ("USCC") dated September 12, 2005, a new subsection (jj) is added to Appendix B of the Plan to provide as follows:

(jj)       For an Employee who was employee of United States Cellular Corporation ("USCC") immediately prior to the Closing Date as defined in the Exchange
Agreement between Alltel Communications, Inc. and United States Cellular Corporation ("USCC") dated September 12, 2005 and became an Employee on the Closing Date, the Employee's period or periods of employment with USCC prior to the Closing Date.

12. Effective as of August 1, 2005, a new subsection (ii) is added to Appendix C of the Plan to the Plan as follows:

(ii)       For an Employee who was an employee of Western Wireless Corporation ("Western Wireless") immediately prior to August 1, 2005, and became an Employee on August 1, 2005, the Employee's period or periods of employment with Western Wireless prior to August 1, 2005.

13. Effective as of the Closing Date, as Closing Date is defined in the Exchange Agreement between Alltel Communications, Inc. and United States Cellular Corporation ("USCC") dated September 12, 2005, a new subsection (jj) is added to Appendix C of the Plan to provide as follows:

(jj)       For an Employee who was employee of United States Cellular Corporation ("USCC") immediately prior to the Closing Date as defined in the Exchange
Agreement between Alltel Communications, Inc. and United States Cellular Corporation ("USCC") dated September 12, 2005 and became an Employee on the    Closing Date, the Employee's period or periods of employment with USCC prior to the Closing Date.

14. Effective as of April 15, 2005, Appendix D of the Plan is amended by adding subsection (m) at the end thereof to provide as follows:

(m)       Each person who

(i)  was an active employee of Cingular Wireless, LLC and became an Employee on April 15, 2005;

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(ii)  met the eligibility requirements to become a Participant on or before the last day of the 2005 Plan Year; and

(iii)      is not otherwise eligible for an allocation of Employer Contribution for the 2005 Plan Year under Section 13.04;

shall receive an allocation of Employer Contribution for the 2005 Plan Year as provided in this Appendix D.

IN WITNESS WHEREOF, the Company, by its duly authorized officer, has caused this Amendment No. 7 to the Alltel Corporation Profit-Sharing Plan (January 1, 2002 Restatement) to be executed on this 19th day of December, 2005.

ALLTEL CORPORATION

By:  /s/ Scott T. Ford
Title: President and Chief Executive Officer

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